Exhibit 99.2

OfficeMax 4th Quarter 2012 Earnings Call Script

February 20, 2013

Safe Harbor

Certain statements made in this script constitute “forward-looking statements” within the meaning of the federal securities laws. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of February 20, 2013. The company undertakes no obligation to publicly update or revise any forward-looking statement. Important factors which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K and in the company’s other filings with the SEC.

Introduction

2012 was a year of execution for OfficeMax. We delivered significant progress on our strategic plan, which resulted in meaningful margin improvement during the year. In fact, full year 2012 gross margin increased 40 basis points and adjusted operating income margin improved 30 basis points from 2011, despite not getting any tailwind from the economy.

As part of our strategic plan, we committed to strengthening our foundation in 2012. Our strategic plan is built on three pillars: (1) operational turnaround, (2) balance sheet management and (3) disruptive and innovative moves. Let me walk you through a few highlights of our progress against each pillar.

Beginning with the operational turnaround of our core business, our team made tangible progress this past year:

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Full Year 2012 adjusted operating income was up 18 percent, adjusted operating margin was up 30 basis points, adjusted EPS was up 26 percent, and cash from operations was $185 million, which was more than triple the prior year.

•	Additionally, we achieved top-line, profitable growth within our Contract business and made progress in growing our ecommerce initiatives and key growth adjacencies.

•	We aggressively optimized our U.S. retail store network and refined our technology offering to address customer needs for consumption versus creation of information.

•	Finally, we continued to focus on cost-reduction initiatives and expense controls while prudently managing capital expenditures.

Moving to our second pillar – improving our balance sheet – we made excellent progress, after completing our comprehensive review.

•	We’ve extinguished the non-recourse Lehman-backed timber notes liability.

•	We reduced our pension liability by making lump sum buyouts to thousands of pension plan participants.

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With respect to non-core assets, last week we monetized a portion of our equity in Boise for $112 million and received a dividend of $17.0 million while retaining ownership of our 20% voting interest in Boise. We continue the process of assessing whether there is third-party interest in Croxley that achieves our value expectations. Of course, the final outcome from explorations regarding all these matters has been guided by whether such decisions drive appropriate value for our shareholders.

•	Finally, we generated strong cash flow from operations.

•	As we were able to stabilize the business in 2012 and gain traction on the strategic plan, we reinstated the quarterly dividend to express our confidence in the future of OfficeMax.

Finally, our third pillar, innovative and disruptive moves. As we have discussed before, we need to evolve our business model, identify new service and product categories to drive growth and, importantly, to differentiate our brand. Our management team is squarely focused on this evolution, and in 2012 we delivered a number of foundational elements:

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Emphasis was placed on high-margin services to build on our strong foundation of Impress Print and Document Services and Control Center, our in-store technology and computer support offering; and plans are rolling out now to launch a series of unique service offerings to address the needs of business customers shopping our stores, such as Godaddy.com web design and hosting, and Mi-Media cloud service solutions, both of which launched last month. We expect to continue our introduction of unique, higher-margin business services throughout 2013.

•	We remain on track to launch a handful of innovative smaller stores in the first half of 2013 focused on meeting the needs of small business.

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We fully embraced a multi-channel approach, where we empower all customers to define how best to connect with us, helping us to build even deeper customer connections. And finally, we are arming our associates with training and leveraging the talents and passion of our people to focus on the unique needs of our customers.

So with that backdrop, here’s what we plan to cover here…

•	First, highlights from the fourth quarter and full year as well as an update on some of our key initiatives.

•	Then, we will walk through the financial details of the quarter.

For the fourth quarter, consolidated sales were 7.4% lower than prior year on a reported basis, including the tough comparison to an extra week of operations in 2011, and adjusted sales were 2.7% lower than prior year. Sales volumes in our U.S. business declined throughout the quarter as economic uncertainty persisted and our customers remained cautious in their spending. On a positive note, our operational turnaround initiatives continue to result in margin growth. For the fourth quarter, gross margin was up 90 basis points, and adjusted operating income margin held steady at 1.7% compared to the fourth quarter of 2011.

Also, during the fourth quarter, our teams executed well during the holiday season, particularly in our ecommerce businesses, which saw improved traffic and conversion rates.

Contract

Let’s turn to our Contract segment performance.

U.S. contract segment sales during the fourth quarter excluding the impact of the extra week in 2011, declined 2.8%. We believe we’re executing well at what we can control, however economic uncertainty continues to have a lasting effect on our customers’ behaviors toward spending. Our net win-to-loss metric was positive for the seventh quarter in a row, and we maintained a record high quarterly retention rate of 93%. Additionally, we continued to make good progress with our important small business growth adjacency, where we aim to be the trusted business advisor for the small business customer, and we recently decided to expand our operations into two additional markets, bringing our total to 12.

Not surprisingly, product and service adjacencies in U.S. Contract have been growing faster than the traditional office supply categories such as paper and toner. Although we actually grew paper sales in 2012, we believe industry demand for paper and related supplies will continue to decline slightly over time. Four targeted growth categories: Print and Document Services, Interiors and Furniture, Facilities Products, and Technology, represent roughly one quarter of our U.S. Contract sales. Our sales force is trained and motivated to cross-sell these adjacent categories. We have a strategy to significantly grow these categories and solutions over the next few years, which we expect to more than offset any declines in traditional office products.

Further impacting our contract business was an international sales decline of 2.6% in local currencies versus the prior year primarily due to softness in Canadian sales. On a positive note, Australian sales versus the prior year period turned positive in the fourth quarter. Our international Contract teams continued to streamline and reduce operating expenses which has helped maintain strong profitability. As an example, we’re consolidating our call center network in Canada from three centers, to two. We continue to believe the international business is core to our strategy, and remain focused on steering the business back to top-line growth.

Turning to our digital initiatives, these have been laying the foundation for a long runway of strong growth as we continue to make transformative changes to our website.

Our Digital team remained laser-focused on transforming our digital properties. Targeted investments to improve search, store pickup, expand our SKUs, streamline order flow and enrich content overall have positively impacted performance. To share some specific Digital highlights:

•	Our improved search engine continues to drive results. We again saw double-digit traffic growth and sales growth on OfficeMax.com for the quarter and the year.

•	The same successful search engine we implemented for OfficeMax.com in 2012 will soon be implemented on our important B2B website platform, OfficeMaxWorkplace.com.

•	We implemented a new user interface for OfficeMaxWorkplace.com, drawing heavily on our B2C experience to deliver an equally compelling online experience for our B2B customers.

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In November, we launched our Online Store Pickup, where customers can conveniently buy products online and pick them up in our stores. We’ve been able to successfully drive incremental customers to our stores with this service.

•	We also introduced a pilot in-store kiosk in December, bringing an endless aisle of products to our customers.

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We added approximately 25% more SKUs available on officemax.com in 2012. One of our priorities is to continue to offer customers greater choice in products and solutions by continuing to include additional SKUs on OfficeMax.com.

•	I am also pleased to report that our execution is being recognized by others as we received several prominent accolades:

•	OfficeMax.com was ranked the #1 top performing website among U.S. online electronics retailers by Keynote, during the busiest shopping week of the year.

•	Also, OfficeMax.com maintained the prestigious Gomez “Top 5” ranking for retail benchmark in web performance 9 months out of the year.

Overall, we remain pleased with our progress in the Contract business globally. For the full year, Contract segment income was $102 million, an increase of 32% versus prior year; and segment income margin was 2.8%, a 70-basis-point improvement over prior year.

Retail

Moving on to our Retail business…

Despite continued strong execution by our Retail team, fourth quarter U.S. sales comps declined 4.6%, primarily impacted by decreased sales in the technology category. To address challenges in the technology sector, and particularly in PCs, we have reset our go-to-market strategy for technology – narrowing our focus more sharply on the business customer and providing an appropriate level of product selection while managing inventory risk.

Our core furniture and supplies categories comped down low-single digits for the quarter, but were positive for the full year 2012. Continued economic uncertainty related to the ongoing debt ceiling, uncertainty about tax increases and overall government spending concerns continue to impact our customers and their discretionary spending habits. We believe the heightened focus on these issues during the fourth quarter drove a portion of our sales decline.

Retail gross profit margin was significantly higher for the quarter and the year, up 130 basis points for the quarter and up 70 basis points for the full year. This growth was a result of our prudent promotional activity and the sale of a larger mix of higher-margin products.

In the fourth quarter, we began to make important strides in delivering on our promise of a seamless experience across our network of retail, B2B and digital channels – giving all of our customers choices for what, where and how they buy. We continued to extend attractive promotional offers to our customers, and we continue to work on marketplace price perception across our channels.

Our in-store services also performed well again in the fourth quarter. Impress Print and Document Services comped positive, and we’re pleased with the volume and growth we are seeing with Control Center.

Although we are confident in our Retail strategic road map and the improvements in our day-to-day Retail execution, we continue to face industry-wide structural challenges. Therefore, we plan to be more aggressive in driving three specific Retail initiatives.

We will continue to aggressively rationalize our store network, optimize our domestic retail store network and focus on strong cost controls in existing stores. We closed 46 stores in 2012 alone, and we have already removed nearly 6 million gross square feet of store space since the beginning of 2005. We continue to plan to have a total reduction of approximately 8 million gross square feet in store space over the time period spanning 2005 through 2015. These reductions are being achieved through closing unprofitable stores, relocating stores, and downsizing stores to a smaller footprint.

Second, we continue to focus our innovation efforts, which include looking for new categories to replace declining ones in our stores. We’re excited about the recent launch of our expanded services uniquely designed to target a complete office solution for the small business customer, which builds on our strong foundation of Impress Print and Document Services and Control Center. We recently introduced an exclusive partnership with Godaddy.com to offer our customers web design and hosting services; and a partnership with MiMedia to offer cloud services to our small business customers. We expect to continue to add service offerings throughout 2013. We know that customers are more satisfied when engaged by a more knowledgeable sales associate…so we have invested the resources to extensively train our associates to sell these services.

Third, we have reset our go-to-market strategy for technology in order to address the evolving needs of our customers. Specifically, we are downsizing our PC assortment by more than half while adding popular tablet choices. We are also significantly increasing our training for store associates to enable them to provide the right solutions to our small business customers and increase attachment sales.

Moving to our Mexico retail operations, sales increased 0.4% on a local currency basis. Mexico continues to be a profitable growth adjacency to our business, and we opened another 3 stores in Mexico in the fourth quarter, bringing total stores in Mexico to 90.

Financial Review

Let’s now walk through the income statement highlights. Consolidated net sales in the fourth quarter of 2012 decreased 7.4% to $1.7 billion compared to the prior year period.

As a reminder, the fourth quarter of 2011 included an additional fiscal week in our U.S. operations, which provided $86 million of sales, $8 million of operating income, and 6 cents per diluted share. The majority of the incremental revenues and virtually all of the incremental profit from the additional week were captured in the Retail segment.

Adjusted for currency translation, store closures and the impact of this extra week in 2011, the consolidated adjusted sales decline in Q4 was 2.7% versus prior year quarter.

Fourth quarter Contract segment sales were $885 million, a decrease of 5.3% compared to the fourth quarter of 2011. In our U.S. Contract business, which is approximately 70% of our Contract segment, sales decreased 8.0% from the prior year’s fourth quarter. These declines were due primarily to the $35 million of incremental sales in the additional week in 2011. Excluding the additional week, Contract segment sales decreased 1.6%, and U.S. Contract sales decreased 2.8%.

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In the fourth quarter, continued net new sales – that is, sales to new customers exceeding lost sales to former customers – were more than offset by a 4.7% decline in sales to existing customers resulting from an uncertain economic environment and a modestly negative impact from Hurricane Sandy. We are pleased that net new sales were positive for the seventh consecutive quarter and we maintained a record quarterly retention rate.

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In Q4, sales in our International Contract business increased 0.9% in U.S. dollars, a decrease of 2.6% on a local currency basis compared to the fourth quarter of 2011. Sales in Canada remained weak, but our Australian team drove positive sales growth.

Fourth quarter retail segment sales decreased 9.5% to $815 million compared to the fourth quarter of 2011, reflecting fewer stores and a 4.1% decrease in same-store sales on a local currency basis.

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U.S. Retail same-store sales decreased 4.6%. We experienced lower transaction counts and a high-single-digit comp decline in technology product category sales. Average ticket was higher despite significantly lower PC sales and disappointing demand for Windows 8. Our Furniture and Supplies categories comped down low-single digits, while ImPress print and copy services had positive comps in Q4.

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Also note that Retail segment sales in the fourth quarter of 2012 included a one-time incremental fiscal month of sales from our majority-owned joint venture in Mexico, as we discontinued reporting one month in arrears. Fourth quarter Mexico same-store sales increased 0.4% on a local currency basis.

OfficeMax gross margin was 25.4% for the fourth quarter, an increase of 90 basis points compared with the prior year period.

•	Contract segment gross margin increased 60 basis points for the fourth quarter, primarily reflecting higher customer margins.

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Retail segment gross margin increased 130 basis points for the fourth quarter, primarily due to a sales mix shift from the relatively lower margin technology category and prudent promotional activity, partially offset by deleveraging of occupancy costs due to lower sales volume.

Adjusted total operating expense, which includes general & administrative expense, increased to 23.7% of sales in the fourth quarter of 2012, compared to 22.9% in the prior year quarter, but was $16 million favorable on an absolute dollar basis.

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Contract segment operating, selling, and general and administrative expense was 20.2% of sales for the quarter, up from 19.2% in the fourth quarter of 2011. The increase was primarily due to continued investment in growth and profitability initiatives and higher incentive compensation expense.

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Retail segment operating, selling, and general and administrative expense was 26.2% of sales in Q4 2012 compared to 25.5% in the fourth quarter of 2011. The increase was due primarily to deleveraging of expenses due to lower sales volume.

Adjusted operating income margin of 1.7% in the fourth quarter of 2012 was in line with the prior year period. Year-over-year improvement in the Retail segment was offset by a decline in the Contract segment.

Corporate and Other segment operating expense was $11.5 million in the fourth quarter of 2012 compared to $10.8 million in the prior year period, resulting from increased legal fees and legacy costs, partially offset by lower pension expense.

For the fourth quarter of 2012, we recorded adjusted net income of $13.9 million, or 16 cents per diluted share, compared to $14.4 million, or 17 cents per diluted share in Q4 of last year, principally due to the 6 cents of benefit to earnings in 2011 resulting from inclusion of the 53rd week.

Please note that adjusted sales growth, adjusted operating income, adjusted net income and adjusted earnings per share are non-GAAP financial measures, which we reconcile to GAAP financials in the earnings press release.

Turning to the balance sheet.

At the end of the fourth quarter, we had cash and cash equivalents of $495 million and total debt of $236 million. Note that we had zero borrowings on our primary revolving credit facility, which had $580 million of availability as of December 29, 2012.

Please bear in mind that the total debt excludes the $735 million of non-recourse debt shown on our GAAP balance sheet, which is secured by a note receivable and backed by a Wells Fargo guarantee. As we’ve said in the past, and as demonstrated by the recent extinguishment of the Lehman-backed liability from our balance sheet, due to the non-recourse nature of this debt, in order to reflect OfficeMax’s obligations accurately, we, as well as third parties, such as the two major credit rating agencies, exclude this debt from the calculation of various financial metrics and ratios used to assess the valuation of the company.

Turning to our frozen pension plans…

As part of a comprehensive review of our balance sheet, certain participants in our legacy pension plans were offered lump sum payouts this quarter to lower the plan’s liability and mitigate volatility in the level of funding. The eligible participants accounted for approximately one quarter of total plan liabilities. We are pleased that more than half of eligible participants elected lump sum payments. During Q4 associated payments of $150 million were paid and funded from the pension plan assets, reducing the pension benefit obligation liability by approximately $190 million, thereby positively impacting the underfunded level by approximately $40 million in isolation. This action resulted in a one-time, non-cash charge of $56 million.

The underfunded level of our pension plans declined to $301 million as of the end of Q4 compared to $330 million as of the end of 2011, despite a full percentage point decrease in the discount rate used to determine the pension benefit obligation liability, or PBO. The discount rate is based on the market yield of investment-grade corporate bonds and has an inverse relationship to the PBO. Rates have declined significantly over the past four years. If the discount rate would have been 25 basis points higher at year end, our PBO of approximately $1.3 billion would have been $32 million lower; and a 100 basis point higher rate would have translated to a $119 million lower PBO.

Now turning to our investment in Boise Cascade Holdings. On February 12, 2013, OfficeMax received approximately $129 million in cash proceeds from our October 2004 investment in Boise Cascade Holdings, L.L.C. Since 2004, OfficeMax has held two classes of securities in Boise, non-voting equity securities designated as “Series A Units” and voting equity securities designated as “Series B Units”. Boise redeemed all of the Series A Units held by OfficeMax for $112 million, equal to our original investment amount of $66 million plus $46 million of total accrued dividends. As previously disclosed, OfficeMax had been recording income earned from the 8% annual dividend yield on the Series A Units as a reduction of operating, selling and general and administrative expenses in its Corporate & Other segment. This dividend income ceased upon completion of the redemption of the Series A Units on February 12, 2013.

OfficeMax will continue to hold a 20.4% ownership interest in the Series B Units of Boise, which do not accrue any dividend. OfficeMax has accounted for the Series B Units under the cost method as a $109 million investment on its consolidated balance sheet since October 2004. Boise paid a distribution of approximately $85 million on February 12, 2013 to the holders of its Series B Units, of which OfficeMax’s share of proceeds was approximately $17 million.

Following the redemption of the Series A Units and the distribution on the Series B Units, Boise will continue to hold approximately $28 million of cash and own 29,700,000 common shares of Boise Cascade Company (NYSE: BCC), which completed its initial public stock offering on February 11, 2013. OfficeMax’s continued ownership of Series B Units of Boise represents an indirect interest of approximately 6 million shares or approximately 14% of the common equity of Boise Cascade Company.

Now, turning to working capital, inventories at the end of the fourth quarter were slightly lower versus levels at the end of the prior year period. Accounts receivable at the end of the fourth quarter were $30 million lower than the prior year period primarily due to a lower vendor receivables balance. Accounts payable at the end of the fourth quarter were $45 million higher than the prior year period, primarily reflecting the timing of certain purchases and payments and the impact of foreign currency translation.

Looking at cash flow, we generated $185 million of cash from operations in the full year 2012, compared to $54 million in the prior year. The increase primarily reflects favorable working capital changes. We benefitted at both the beginning and end of the year from the timing of subsequent collections of 2011 vendor receivables in the beginning of 2012, and the deferral of 2012 vendor payments into 2013 as we worked through some late reconciliation issues that have subsequently been resolved. As part of this working capital favorability, keep in mind that there was minimal payout of incentive compensation expense in 2012, reflecting our 2011 performance. Incentive compensation cash payments totaled $8 million in 2012 compared to $55 million in 2011.

Capital expenditures, which were funded by cash from operations, totaled $39 million in fourth quarter and $87 million for the full year 2012. This capital was primarily used for investments related to our growth initiatives, software enhancements and infrastructure improvements, as well as 10 new stores in Mexico.

Now turning to our outlook…

We remain focused on containing costs, while at the same time continuing to invest in our strategic growth adjacencies.

Sales declines continued in January, and for the first quarter of 2013…

•	We anticipate that total company sales will be lower than, the first quarter of 2012 including the anticipated favorable impact of foreign currency translation.

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We also anticipate that for the first quarter of 2013, operating income margin will be slightly lower than the adjusted margin of 2.3% for the prior year period, including the negative impact from the lapsing of a retail lease non-cash income item of nearly $3 million related to the OfficeMax-Boise merger in 2003, as well as $1 million less dividend income than the prior year period due to the mid-quarter redemption of our former investment in Series A Common Units issued by Boise Cascade Holdings L.L.C.

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With respect to consolidated gross margin, we expect a higher gross margin rate for the first quarter compared to the 25.8% rate in the prior year period, despite the discontinuation, as of the end of 2012, of an approximately $3 million quarterly non-cash retail store occupancy income item that we had enjoyed since the merger of Boise and OfficeMax in 2003.

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We expect SG&A expense as a percentage of revenue to be higher than the first quarter of 2012, primarily due to continued investment in growth and profitability initiatives and discontinuation of dividend income on the Series A securities.

For the full year 2013...

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We anticipate that total company sales for the year will be in line with the prior year, including the anticipated favorable impact of foreign currency translation, as we continue to drive sales in adjacent products and services, and despite continued reductions in U.S. retail square footage.

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Operating income margin for the full year 2012 is anticipated to be in line with the adjusted margin of 2.0% for the prior year, despite the negative impact of $11 million from the lapsing of the retail lease non-cash income item related to the 2003 merger, as well of the discontinuation of dividend income due to the redemption of the Series A Common Units. Note that OfficeMax realized approximately $8 million of operating income in 2012 from the Boise dividend.

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With respect to consolidated gross margin, we expect a slightly higher rate for the full year as compared to the 25.8% rate for 2012 despite discontinuation of the previously mentioned non-cash retail store occupancy income item. Until late in 2013, our gross margins should continue to benefit from our COGS initiative and a sales mix shift from fewer sales from technology category sales on the Retail side of our business due to adjustments in our offering that we mentioned earlier. Also note that we expect year-over-year fuel-related costs to be roughly neutral to gross margin this year based on the U.S. Department of Energy forecasts.

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We expect full year adjusted SG&A expense as a percentage of revenue to be higher than 2012 primarily due to continued investment in growth and profitability initiatives and discontinuation of dividend income on the Series A securities.

Our outlook also includes the following assumptions for full year 2013:

•	Capital expenditures of approximately $100 to $125 million, primarily related to investments in IT, ecommerce, infrastructure and maintenance;

•	Depreciation and amortization of approximately $75 to 85 million;

•	Cash contributions to the frozen pension plans of approximately $3 million;

•	Pension expense of approximately $3 million;

•	Interest expense of approximately $65-69 million and interest income of approximately $42-45 million;

•	An effective tax rate of approximately 34%;

•	Cash flow from operations exceeding capital expenditures;

•	A net reduction in Retail square footage for the year, with 5-10 store closures and several new-format store openings in the U.S.; and

•	6 expected store openings in Mexico.

Recap

We are proud of the progress made as a team in 2012, which includes the following accomplishments:

•	Completed creating a cohesive world-class management team;

•	Expanded adjusted operating income margin by 30 basis points to 2.0%;

•	Achieved a record customer retention rate of 93% in our U.S. Contract business;

•	Achieved the highest net new sales in U.S. Contract in five years;

•	Gained momentum in product and service growth adjacencies;

•	Significantly improved capabilities of all OfficeMax websites;

•	Achieved double-digit sales growth on OfficeMax.com and launched online store pickup to advance our multichannel offering;

•	Continued to aggressively rationalize our U.S. Retail store footprint, including removing approximately 1 million square feet;

•	Strong cash flow from operations, significantly higher than capex;

•	Reinstated the quarterly dividend after a nearly four year suspension;

•	Lehman backed Timber Notes were removed from the balance sheet, significantly improving book value and optics; and

•	Executed lump sum payouts to pension participants significantly reducing the liability and improving the underfunded level.

In addition, we’re very pleased to have monetized a portion of our investment in Boise Cascade, L.L.C. earlier this month.

Ultimately, our long-term objective for our strategic plan remains unchanged – achieve peak operating margins, restore top-line growth and improve return on invested capital (ROIC), and we believe we are executing on the right strategy to accomplish this goal. To that end, our priorities for 2013 are:

•	We will continue to focus on strengthening our core business;

•	We will continue to focus on controlling our cost levers;

•	We will continue to invest and develop our growth adjacencies;

•	Innovation is key to our success and it will become a core competency within our company; and

•	Finally, we will focus on customer centricity to drive growth through deeper customer understanding and insights.

There is much work to do, but we are excited about our initiatives and the results they are starting to produce. Our teams are working hard every day and as a company and we are gaining momentum.